Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Pfeiffer High Investor Relations, Inc. Geoff High 303.393.7044 www.pfeifferhigh.com

Semitool Appoints Grant Thornton as Independent Accounting Firm

KALISPELL, MT – June 13, 2006 – Semitool, Inc. (NASDAQ: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today announced that the audit committee of the board of directors, with full board approval, appointed Grant Thornton LLP as the company’s independent public accounting firm. Grant Thornton succeeds PricewaterhouseCoopers LLP, and the transition is effective as of today.

Semitool noted that there were no disagreements between the company and PricewaterhouseCoopers on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, as more fully described in the company’s Form 8-K to be filed with the Securities and Exchange Commission.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.